Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8: No. 333-135011, No. 33-12208, No. 33-29185, No. 33-30020, No. 33-49230 and No. 33-49232) pertaining to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates and in the related Prospectuses of our report dated June 23, 2008 with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ MITCHELL & TITUS LLP

New York, New York
June 23, 2008

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